Exhibit 10.1

●This Separation Agreement was provided to you on January 4, 2018
●You may sign this Separation Agreement only on or after January 5, 2018
●If not accepted by January 29, 2018, the offer set forth in the Separation Agreement will automatically expire
●After signing this Separation Agreement, please return to Anni Dang in HR in San Jose, CA

Steven Glaser

Re: Confidential Separation Agreement
Dear Steve:
I am writing to confirm the terms of your separation from employment with Xilinx, Inc. (the “Company”). This letter, upon your signature, will constitute the entire and final agreement between you and the Company concerning the terms of your separation from employment and offers you a severance package in exchange for a release of claims (the “Separation Agreement”).
1.    Separation Date: As mutually agreed, your employment with the Company is being terminated effective January 5, 2018 (the “Separation Date”). We will work with you to insure an orderly transition.
2.    Payment of Final Wage: On your Separation Date, the Company will provide you with your final pay that will include all wages earned through the Separation Date, including unused accrued vacation, all subject to appropriate tax withholding. You will be reimbursed for all outstanding business expenses according to the usual Company procedures. You will be reimbursed for any amount you have contributed to your Employee Stock Purchase Plan account, if applicable. You will be provided with the payments described in this section 2 whether or not you sign this Separation Agreement.
3.    Health Benefits: Your medical, dental and vision coverage will continue through January 31, 2018. If you desire to continue medical, dental and vision coverage, you may elect coverage as provided under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Company’s group health plan subject to the requirements of COBRA. Further information regarding COBRA coverage will be sent to you in a separate letter via US mail following your Separation Date.
4.    Equity Awards: Vesting on all options and restricted stock units held by you will cease as of the Separation Date. Any restricted stock units that are unvested as of your Separation Date will be cancelled. You have thirty (30) days after your Separation Date in which to exercise vested stock options. You may determine how many vested shares subject to outstanding stock options you will hold as of the Separation Date and confirm the exercise period for such options by accessing your equity account at http://eac.schwab.com. It is your responsibility to determine the number of days you have after the Separation Date to exercise your outstanding stock options. If you fail to exercise within the specified time period, the options will expire and no longer be exercisable.
5.    Severance Package: The Company agrees to provide you with the following payments and benefits (“Severance Package”) to which you are not otherwise entitled. You acknowledge and agree that this Severance Package constitutes adequate legal consideration for the promises and representations made by you in this Separation Agreement.
5.1    Severance Payment: The Company agrees to provide you with a severance payment of $900,068.79, less all appropriate federal and state income and employment taxes (“Severance Payment”). This Severance Payment will be provided to you on a date no later than thirty (30) days following the Effective Date (as that term is defined in section 9.2 below).
5.2    Continuation of Group Health Benefits: The Company will pay the premiums required to continue your health care coverage for nine (9) months, beginning February 1, 2018 through October 31, 2018, under the applicable provisions of COBRA, provided that you elect to continue and remain eligible for these benefits under COBRA, and do not obtain health coverage through another employer/entity during this period. COBRA coverage is not automatic; you must timely elect it. The Company cannot make the COBRA election for you. Please carefully review the COBRA information that will be sent to you via US mail.
6.    General Release: You unconditionally, irrevocably and absolutely release and discharge the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, your employment with the Company, the termination of your employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with your employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any claims of tortious or other wrongful termination, constructive discharge, harassment, discrimination or retaliation (on any basis including, but not limited to, age, sex, sexual orientation, national origin, race, religion, disability, or medical condition), invasion of privacy, defamation, slander, libel, intentional or negligent infliction of emotional distress, breach of contract, breach of the implied covenant of good faith and fair dealing, or any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the California Labor Code, the California Fair Employment and Housing Act, and all claims for attorneys’ fees, costs and expenses. You expressly waive your right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by you or on your behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of your release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.
7.    California Civil Code Section 1542 Waiver: You expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
In addition, you hereby knowingly and voluntarily waive any protection that may exist under any comparable or similar statutes and principles of common law or any other state laws as it pertains to the enforcement of the releases provided in this paragraph.
8.    Representation Concerning Filing of Legal Actions and Complaints: You represent that, as of the date of this Separation Agreement, you have not (i) filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency or (ii) complained about or opposed any public safety or health issue involving the Company, or any violation of any law or regulation by or at the Company including without limitation with respect to government funds or contracts.
9.    Older Workers’ Benefit Protection Act: This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). You are advised, by this Separation Agreement, to consult with an attorney before executing this Separation Agreement.
9.1    Acknowledgments/Time to Consider: You acknowledge and agree that (a) you have read and understand the terms of this Separation Agreement; (b) you have been advised in writing to consult with an attorney before executing this Separation Agreement; (c) you have obtained and considered such legal counsel as you deems necessary; (d) you have been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although you may elect not to use the full 21 day period at your option); and (e) by signing this Separation Agreement, you acknowledge that you do so freely, knowingly, and voluntarily.
9.2    Revocation/Effective Date: This Separation Agreement shall not become effective or enforceable until the eighth day after you sign this Separation Agreement. In other words, you may revoke your acceptance of this Separation Agreement within seven (7) days after the date you sign it. Your revocation must be in writing and received by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If you do not revoke acceptance within the seven (7) day period, your acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package shall become due and payable in accordance with section 5, provided this Separation Agreement has not been revoked.
9.3    Preserved Rights of Employee: This Separation Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Separation Agreement does not prohibit you from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
10.    Non-Disparagement: You agree that you will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the

Company or any of the other Released Parties or in any way impede or interfere with the professional relationships of the Company.
11.    Confidentiality and Return of Company Property: You understand and agree that as a condition of receiving the Severance Package in section 5, all Company property must be returned to the Company on or before the Separation Date with the exception of your iphone and Dell computer. By signing this Separation Agreement, you represent and warrant that you will have returned to the Company on or before the Separation Date, all Company property, data and information belonging to the Company and agree that you will not use or disclose to others any confidential or proprietary information of the Company or the Released Parties. You further agree to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Company’s Proprietary Information and Inventions Agreement. In addition, you agree to keep the terms and conditions of this Separation Agreement confidential, except that you may discuss this Separation Agreement with your immediate family and attorney or accountant, if any, as needed, but in no event should you discuss this Separation Agreement or its terms with any current or prospective employee of the Company. Nothing in this agreement or any other agreement that you have with the Company shall prohibit or restrict you from making any voluntary disclosure of information or documents concerning possible violations of law to any government agency or legislative body, or any self-regulatory organization, and you may do so without notifying the Company.
12.    Non-Solicitation: You understand and agree that the Company’s customers and information regarding the Company's customers and prospective customers are proprietary and constitute trade secrets. You agree that following the Separation Date you will not, directly or indirectly, separately or in association with others, use Company proprietary information or trade secrets to interfere with, impair, disrupt or damage the Company's relationship with any of its customers or prospective customers. You further agree that for a period of one (1) year following the Separation Date, you will not, directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s relationship with any of its employees.
13.    No Admissions: By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
14.    Full Defense: This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by you in breach hereof.
15.    Severability: In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
16.    Applicable Law: The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the State of California, without regard to its conflict of laws principle.
17.    Entire Agreement; Modification: This Separation Agreement, including the surviving provisions of any Proprietary Information and Inventions Agreement previously executed by you and the Company and incorporated herein by reference, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, including the Change of Control Agreement entered into on January 19, 2016, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

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18.    Accepting this Separation Agreement: To accept this Separation Agreement, please date and sign as indicated below by January 29, 2018, and return it to Anni Dang, HR Department, at 2100 Logic Drive, San Jose, CA 95124.  If the Company does not receive a timely executed copy of the Separation Agreement, the offer of the Severance Package outlined in section 5 above shall expire.
We wish you the best in your future endeavors and thank you for your contributions to the Company.
Sincerely,
/s/ Marilyn Stiborek Meyer
Marilyn Stiborek Meyer
Senior Vice President
Worldwide Human Resources

AGREEMENT OF STEVEN GLASER:

By signing below, I acknowledge that I have had the opportunity to review this Separation Agreement carefully, I understand each and every term contained in this Separation Agreement and I voluntarily agree to them.

Dated:	1/5/2018	By:	/s/ Steven Glaser
STEVEN GLASER